EXHIBIT 5.1

July 26, 2013

SafeStitch Medical, Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

Re:	Registration Statement on Form S-8 for the SafeStitch Medical, Inc. 2007 Incentive Compensation Plan, as Amended

Ladies and Gentlemen,

On or about the date hereof, SafeStitch Medical, Inc., a Delaware corporation (the “Company”), transmitted for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of up to an additional 3,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), under the SafeStitch Medical, Inc. 2007 Incentive Compensation Plan, as Amended (the “Plan”). I have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, I have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Certificate of Incorporation and Bylaws of the Company, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Plan; (iii) the Registration Statement and exhibits thereto; (iv) the Plan; and (v) such other documents and instruments as I have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photocopies. As to various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination and assuming that (i) the Company reserves for issuance an adequate number of authorized and unissued shares of Common Stock for issuance under the Plan, and (ii) the consideration required to be paid in connection with the issuance and sale of shares of Common Stock under the Plan is actually received by the Company as provided in the Plan, I am of the opinion that the shares of Common Stock issued under the Plan will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is specifically limited to the laws of the State of Florida and the federal laws of the United States of America and is as of the date hereof. Further, I express no opinion as to the “blue sky” laws of any state or jurisdiction. I assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or any changes in law that may hereafter occur.

Sincerely,

By:	/s/ Joshua B. Weingard
SafeStitch Medical, Inc.
Chief Legal Officer and Secretary